Exhibit 10.11

CYTRX CORPORATION
2008 STOCK INCENTIVE PLAN
GRANT NOTICE
We are pleased to inform you that you have been awarded the following Stock Option (the "Option") under the CytRx Corporation 2008 Stock Incentive Plan (the "Plan") on the following terms:
Name of Participating Optionee: Grant No.

Total Number of Shares Awarded:	180,000 Non-Qualified Stock Options

Exercise price:	$

Grant date:

Vesting Schedule:	The Option shall vest in full immediately.

The shares are awarded under and governed by the terms and provisions of the Plan and the Stock Option Agreement attached to and made a part of this Notice. Unless otherwise defined, defined terms used in this Notice and the attached Agreement have the meanings ascribed to them in the Plan.
A copy of the Plan accompanies this Notice and the attached Stock Option Agreement.

CYTRX CORPORATION

By:	/s/ STEVEN A. KRIEGSMAN
Steven A. Kriegsman
Chief Executive Officer

CYTRX CORPORATION
2008 STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT
(INCENTIVE AND NONSTATUTORY STOCK OPTIONS)

Pursuant to the CytRx Corporation (the "Company") 2008 Stock Incentive Plan (the "Plan"), the Company hereby grants you a Stock Option to purchase, on the terms and conditions set forth in your Stock Option Grant Notice ("Grant Notice") and this agreement (this "Option Agreement"), the number of shares of the Company's Common Stock indicated in your Grant Notice at the exercise price per share indicated in your Grant Notice. Defined terms not explicitly defined herein but defined in the Plan shall have the same definitions as in the Plan.
The details of your option are as follows:
1.            VESTING. The Option shall vest in full immediately. Notwithstanding anything to the contrary in the Plan, in the event that your service to the Company terminates due to your death, your option shall remain exercisable for the full term of the option, as described in Section 6.
2.            NUMBER OF SHARES AND EXERCISE PRICE. The number of shares of Common Stock subject to your option and your exercise price per share referenced in your Grant Notice may be adjusted from time to time for capitalization adjustments, as provided in the Plan.
3.            METHOD OF PAYMENT. The Exercise Price may be paid to the Company (i) in cash or cash equivalent; or (ii) in any other method of Consideration acceptable to the Board pursuant to the Plan.
4.            WHOLE SHARES. You may exercise your option only for whole shares of Common Stock.
5.            SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, you may not exercise your option unless the shares of Common Stock issuable upon such exercise are then registered under the Securities Act or, if such shares of Common Stock are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your option must also comply with other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations.
6.            TERM. You may not exercise your option before the commencement of its term or after its term expires. The term of your option commences on the Date of Grant and expires at 5:00 P.M., Pacific Time, on the day immediately prior to the tenth anniversary of the Date of Grant.

7.            EXERCISE.
(a)            You may exercise the vested portion of your option during its term by delivering a written Notice of Exercise to the Secretary of the Company at the principal executive offices of the Company, in substantially the form attached hereto as Exhibit A, or such other form as the Committee may approve, together with such additional documents as the Company may then require.
(b)            If your option is an incentive stock option, by exercising your option you agree that you will notify the Company in writing within fifteen days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of your option that occurs within two (2) years after the date of your option grant or within one (1) year after such shares of Common Stock are transferred upon exercise of your option.
8.            TRANSFERABILITY. The transferability provisions contained in the Plan are incorporated into and made a part of this Option Agreement.
9.            OPTION NOT A SERVICE CONTRACT. Pursuant to the Plan, your option is not an employment or service contract, and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your option shall obligate the Company or an Affiliate to continue any relationship that you might have as a Director or Consultant.
10.            WITHHOLDING OBLIGATIONS.
(a)            At the time you exercise your option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a "cashless exercise" pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, or local withholding obligations of the Company or an Affiliate, if any, which arise in connection with your option.
(b)            Upon your request and subject to approval by the Company, in its sole discretion, and compliance with any applicable conditions or restrictions of law, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law. If the date of determination of any tax withholding obligation is deferred to a date later than the date of exercise of your option, share withholding pursuant to the preceding sentence shall not be permitted unless you make a proper and timely election under Section 83(b) of the Code, covering the aggregate number of shares of Common Stock acquired upon such exercise with respect to which such determination is otherwise deferred, to accelerate the determination of such tax withholding obligation to the date of exercise of your option. Notwithstanding the filing of such election, shares of Common Stock shall be withheld solely from fully vested shares of Common Stock determined as of the date of exercise of your option that are otherwise issuable to you upon such exercise. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.
(c)  You may not exercise your option unless the tax withholding obligations of the Company and any Affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company shall have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow provided for herein.

11.            NOTICES. Notices and communications under this Option Agreement must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to:
CytRx Corporation
Attention:  Corporate Secretary
11726 San Vicente Boulevard
Suite 650
Los Angeles, California 90049

or any other address designated by the Company in a written notice to the Optionee. Notices to the Optionee will be directed to the address of the Optionee then currently on file with the Company, or at any other address given by the Optionee in a written notice to the Company.

12.            PLAN CONTROLS. The terms contained in the Plan are incorporated into and made a part of this Option Agreement and this Option Agreement shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Option Agreement, the provisions of the Plan shall be controlling and determinative.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, CytRx Corporation, acting by and through its duly authorized officers, has caused this Option Agreement to be executed, and the Optionee has executed this Option Agreement, all as of the day and year first above written.

CYTRX CORPORATION	[Name of Optionee]

By: /s/ STEVEN A. KRIEGSMAN	/s/__________________________
Steven A. Kriegsman	Optionee
Chief Executive Officer

EXHIBIT A

NOTICE OF EXERCISE OF OPTION TO PURCHASE
COMMON STOCK OF
CYTRX CORPORATION

Name: ____________________________________
Address: __________________________________
__________________________________________
Tax I.D. No.:
Date: _____________________________________

CytRx Corporation
Attention:  Corporate Secretary
11726 San Vicente Boulevard
Suite 650
Los Angeles, California 90049

Re:            Exercise of Stock Option

Gentlemen:

I elect to purchase ______________ shares of Common Stock of CytRx Corporation (the "Company") pursuant to the CytRx Corporation Stock Option Agreement dated _____________ and the CytRx Corporation 2008 Stock Incentive Plan. The purchase will take place on the Exercise Date which will be (i) as soon as practicable following the date this notice and all other necessary forms and payments are received by the Company, unless I specify a later date (not to exceed 30 days following the date of this notice) or (ii) in the case of a Broker-assisted cashless exercise (as indicated below), the date of this notice.
On or before the Exercise Date, I will pay the full exercise price in the form specified below (check one):
[ ]	Cash Only: by delivering a check to the Company for $___________.

[ ]	Cash From Broker: by delivering the purchase price from _______________________, a broker, dealer or other "creditor" as defined by Regulation T issued by the Board of Governors of the Federal Reserve System (the "Broker"). I authorize the Company to issue a stock certificate in the number of shares indicated above in the name of the Broker in accordance with instructions received by the Company from the Broker and to deliver such stock certificate directly to the Broker (or to any other party specified in the instructions from the Broker) upon receiving the exercise price from the Broker.

[ ]	Pursuant to a Net Exercise Arrangement

[ ]	Other Company Shares: by delivering for surrender other shares of the Company's Common Stock that I have owned for at least six months (or such other longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes) having a fair market value at the time of receipt by the Company equal to not less than the exercise price

On or before the Exercise Date, I will pay any applicable tax withholding obligations by delivering a check to the Company for the full tax-withholding amount.
Please deliver the stock certificate to me (unless I have chosen to pay the purchase price through a broker).
Very truly yours,

_________________________________

AGREED TO AND ACCEPTED:

CYTRX CORPORATION

By: ___________________________________

Title: __________________________________

Number of Option Shares
Exercised: ______________________________

Number of Option Shares
Remaining: _____________________________

Date: _________________________________